UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 13, 2006
Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	000-51239	30-0288470

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

25 Park Street, Rockville, CT	06066

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 291-3600
Not Applicable

(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of
           Principal Officers; Compensatory Arrangements of Certain Officers.
     At its meeting on December 13, 2006, the Registrant’s Human Resources Committee made initial awards pursuant to the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “Plan”), including the following awards to its Directors, Chief Executive Officer, Chief Financial Officer and other executive officers listed in the executive officer compensation table in the Registrant’s Proxy Statement, dated July 3, 2006:

	Shares of	Options To	Exercise Price
Name and Title	Restricted Stock	Purchase Stock	of Option Awards
William J. McGurk, Chief Executive Officer	42,000	30,000	$17.77
Joseph F. Jeamel, Jr., Chief Operating Officer	27,000	12,000	$17.77
Gregory A. White, Chief Financial Officer	7,000	7,500	$17.77
Charles J. DeSimone, Jr., Senior Vice President, Senior Loan Officer	3,000	3,000	$17.77
Richard J. Trachimowicz, Senior Vice President, Retail Banking	1,000	2,000	$17.77
Betty R. Sullivan, Chairman of the Board of Directors	14,000	7,000	$17.77
Michael A. Bars, Director	10,000	5,000	$17.77
C. Perry Chilberg, Director	10,000	5,000	$17.77
David. A. Engelson, Director	12,474	6,300	$17.77
Raymond H. LeFurge, Jr., Vice Chairman of the Board of Directors	10,000	5,000	$17.77
Stuart E. Magdefrau, Director	10,000	5,000	$17.77
Thomas S. Mason, Director	12,474	6,300	$17.77
Peter F. Olson, Director	10,000	5,000	$17.77

     The total awards made at this time to represent approximately 31% of the total number of stock options and restricted stock shares available for issuance pursuant to the Plan (179,200 stock options awarded out of a total of 874,575 available, and 204,948 restricted stock awards out of a total of 349,830 available). The stock option awards for all initial award recipients will not vest until December 13, 2008. The restricted stock awards vest at 20% in 2006, 2007, 2008 2009 and 2010. The Human Resources Committee may make future awards of the available stock options and/or restricted stock, but no determinations regarding future awards have been made.

Item 8.01 Other Events
     The Company adopted a Stock Retention Policy for all recipients of awards under the 2006 Stock Incentive Award Plan. The Policy requires each recipient of restricted shares and non-qualified stock options to retain not less than twenty-five percent (25%) of the vested restricted shares received and not less than twenty-five percent (25%) of the shares realized upon the exercise of such stock options while the recipient remains affiliated with the Company. A copy of the Policy is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
          (a) Not applicable.
          (b) Not applicable.
          (c) Exhibits.
                    Exhibit 99.1 Stock Retention Policy

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKVILLE FINANCIAL, INC.
By:	/s/ Gregory A. White
Gregory A. White
SVP/Chief Financial Officer

Date: December 15, 2006

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